Mail Stop 4561
February 8, 2006

Mr. Albert J. Finch
Chief Executive Officer
OptimumBank Holdings, Inc.
2477 East Commercial Boulevard
Fort Lauderdale, Florida 33308


Re:	OptimumBank Holdings, Inc.
	Form 10-KSB for Fiscal Year Ended December 31, 2004
	Forms 10-QSB for Fiscal Year Ended December 31, 2005
	Filed March 31, 2005
	File Number: 000-50755

Dear Mr. Finch:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


						John P. Nolan
      Accounting Branch Chief